EXHIBIT 10.11

CONSULTING AGREEMENT

This Agreement is made and entered into this 6th day of December 2005, by and between Gabriel Technologies Corp, a Delaware corporation (the “Company”), and Daniel K. Leonard, an individual (the “Consultant”)

WITNESSETH

Whereas, Company desires to enter into an Consulting Agreement with Consultant; and

Whereas, Consultant desires to act as a consultant to Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual exchange of promises herewith, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Responsibilities.

(a)	Consultant is hereby engaged as a general business consultant to Company, and shall report directly to the President of Company.

(b)	Consultant is obligated to provide full time efforts toward meeting or exceeding Company’s goals and objectives.

(c)	Consultant shall lend any and all subject matter expertise, knowledge, skills and experience to achieve Company goals and objectives.

2.
Compensation. For all services rendered by Consultant to Company, Consultant shall be entitled to compensation of Warrants in the amount of One Hundred Thousand Dollars in current value and a $150,000.00 per annum, in the amount $12,500.00 monthly, payable on or before the 15th day of each month during the Term, commencing on December 15, 2005, prorated for any partial month at the commencement or expiration or termination of the Term. For purposes hereof a month shall mean a calendar month.

3.
Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue for the term of Twenty Four months, unless terminated or extended as provided in Section 10. Termination or expiration of this Agreement shall not extinguish any rights of compensation of Consultant due for the Term as herein provided, nor any obligations of Consultant to Company arising for activities up to the date of such termination or expiration. If the Stock Purchase between Gabriel Technologies and Resilent LLC does not take place this agreement will be null and void.

4.
Expenses. Company will reimburse Consultant for all business and travel expenses reasonably incurred by Consultant in the performance of his duties hereunder during the Term upon submission by Consultant of proof of incurrence thereof upon forms from time to time utilized by Company for executive employee expense reports.

5.
Time and Efforts. Consultant agrees to devote such time and use such commercially reasonable best efforts in the performance of his duties as may be required to skillfully and completely perform the services requested by Company hereunder. During the Term of this Agreement, Consultant agrees that he will not perform any activities or services or accept any other consulting engagements as would be inconsistent with this Agreement or the relationship between the parties, or as would interfere with, or present a conflict of interest concerning, Consultant’s services to Company. Consultant warrants and represents to Company that his services hereunder will not constitute a breach of any contract, agreement or obligation of Consultant to any other party.

6.
Independent Contractor. Consultant agrees to provide his services as an independent contractor and not as an employee or officer of Company. Consultant acknowledges and agrees that he does not have the power, express or implied, to make any promise, warranty or representation on behalf of Company in any manner. Consultant will not hire or engage any third-party consultants, lawyers, accountants or other advisors on behalf of Company without the prior approval of Company. Consultant acknowledges that Company is not responsible for any federal or state taxes in respect to payment of his compensation hereunder and that it is his responsibility to calculate and pay tax obligations according to the requirements of applicable law.

7.	Applicable Law; Venue.

(a)
This agreement shall be governed by and under the laws of the State of Nebraska without giving effect to conflicts of law principles. If any provision hereof is found invalid or unenforceable, that part shall be amended to achieve as nearly as possible the same effect as the original provision and the remainder of this Agreement shall remain in full force and effect.

(b)	Any dispute arising under or in any way related to this Agreement shall be brought in the State or Federal courts located in Nebraska.

8.
Severability. If any provision of this Agreement is held invalid or unenforceable, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

9.
Termination, Modification, or Waiver. This Agreement may not be terminated by Company prior to the expiration of the Term except for cause and then only upon 180 days prior written notice and payment for all services rendered through the date of such termination delivered with such notice. For purposes hereof, “cause” means any of the following acts or omissions of Consultant: (i) repeated failure to follow reasonable and lawful written directives of the President or the Board of Directors; (ii) willful misconduct that causes any material injury to the financial condition or business reputation of Company; (iii,) any act of fraud, theft, misappropriation or embezzlement or other similar conduct with respect to any aspect of the business or assets of Company; (iv) drug use or alcohol use that materially interferes with the performance hereunder; or (v) conviction of a felony, crime involving fraud or misrepresentation, or conviction o any other crime the effect of which is likely to have a material adverse effect on the business or reputation of Company. No amendment, alteration, or change to this Agreement shall be effective unless in writing and signed by Consultant and Company. The term may be extended after the initial term, subject to negotiations and written agreement between Consultant and Company. Consultant may terminate this Agreement at any time upon 30 days prior written notice to Company.

10.
Confidentiality. Consultant acknowledges that (luring the course of performance of his consulting services for Company, Consultant will acquire confidential and non-public information pertaining to Company and its business, including investment plans or strategies, trade secrets, customer lists, vendor and customer contacts and the details thereof, pricing policies, operational methodology, marketing and merchandising plans or strategies, business acquisition plans, personnel acquisition plans, confidential information of third parties which is subject to a nondisclosure or confidentiality agreement between such third parties and Company, and other information pertaining to the business of Company that is not publicly available (collectively, the “Confidential Information”). Consultant shall not, during the Term, directly or indirectly disclose to any person, except to Company or its officers and agents or as reasonably required in connection with Consultant’s duties on behalf of Company, or use, except on behalf of Company, any Confidential Information acquired by Consultant during the Term. Consultant shall not, at any time after the termination or expiration of the Term, directly or indirectly disclose to any person any Confidential Information nor use the Confidential Information for any purpose whatsoever. Upon termination or expiration of the Term for any reason, or upon Company’s request, Consultant shall return to Company all documents and materials (including software) relating directly or indirectly to the Confidential Information. Consultant acknowledges that all such documents and materials arc and shall remain the property of Company.

11.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal and legal representatives, successors and assigns; provided that since this is a contract for personal services of Consultant, Consultant may not assign this Agreement without the prior written consent of Company which may be granted or withheld as Company determines in its sole discretion.

12.
Counterparts. For the convenience of the parties hereto, any number of counterparts hereof may be executed, and each such executed counterpart shall be deemed to be an original instrument. A facsimile transmission of this Agreement bearing a signature on behalf of a party will be legal and binding on such party.

13.	Paragraph Headings. The Section headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

14.
Gender and Number. Where the context so requires, the masculine gender shall be construed to include the feminine and/or neuter and vice versa, and the singular shall be construed to include the plural and the plural the singular.

15.
Integration. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements, arrangements and policies between the parties with respect to the subject matter hereof.

16.
Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be furnished either by personal delivery, overnight mail or by certified mail, return receipt requested, to the principal office address of the party to whom such notice is being sent.

Consultant:

Daniel K. Leonard
21724 East Stanford Circle
Elkhorn, NE 68022
Telephone:	402-681-4635
Facsimile (manual): 402-763-9511

Company:

Gabriel Technologies Corp
4538 South 140th Street
Omaha, NE 68137
Telephone:	402-614-0258
Facsimile:_____________

Either party may change his or its address for notice and communications hereunder by delivery of written notice of such change to the other party.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement effective as of the date first above written.

CONSULTANT	COMPANY
Gabriel Technologies Corp

/s/ Daniel K. Leonard	By: /s/ Keith Feilmeier
Daniel K. Leonard, Individually	Keith Feilmeier CEO, President